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MOBIL news release                              MOBIL CORPORATION
                                                3225 GALLOWS ROAD
                                                FAIRFAX, VIRGINIA 22037-0001
                                                TELEPHONE (703) 846-2500


IRVING, TX., and FAIRFAX, VA., May 6, 1999 -- Exxon Corporation and Mobil Corporation announced their expectation that the antitrust reviews of their proposed merger will be completed by about the end of the third quarter. The companies filed the formal pre-merger notification with the European Commission on May 3rd. Under the EC's regulatory framework, that process should be completed around the end of the third quarter. As a result of discussions with the Federal Trade Commission, the companies believe that the FTC process can be completed in the same time period.

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